MuniHoldings Insured Fund, Inc.

File No. 811-8707

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael G. Clark, a Senior Vice President of the Investment Adviser to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 4 should have been filed on his behalf by March 10, 2000; however a late filing was executed on July 6, 2000.

Ms. Jodi Pinedo, a Secretary to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant. A Form 3 should have been filed on her behalf by August 13, 2000; however a late filing was executed on August 24, 2000.